FOR IMMEDIATE RELEASE

Exhibit 99.1

Investor Relations:
Mel Stephens
(248) 447-1624

Media:
Andrea Puchalsky
(248) 447-1651

Lear Provides Impact of Recent Industry Production
Cuts on 2006 Financial Outlook

          Southfield, Mich., Sept. 21, 2006 – Lear Corporation [NYSE: LEA] today announced the impact of production cuts by its major customers on its 2006 financial outlook.

          The production cuts announced since Lear previously issued financial guidance on July 28th are expected to negatively impact 2006 net sales by about $300 million and income before interest, other expense, income taxes, restructuring costs and other special items (core operating earnings) by about 15% compared with prior guidance levels of about $18 billion in net sales and a range of $400 to $440 million in core operating earnings. The revised outlook for full-year free cash flow is slightly positive. Lear is continuing to aggressively implement cost reduction and restructuring actions to mitigate the impact of the production cuts and to align the Company’s cost structure to the current production outlook.

          “We know our customers and our shareholders expect us to operate as efficiently as we can, and we are pro-actively looking at every aspect of our business for further improvement.” commented Bob Rossiter, Lear’s chairman and CEO. “While we remain positive about the longer-term outlook, we are taking additional steps now to ensure that we remain financially strong and even more competitive in the long-run.”

          While the production cuts will adversely impact both the Third and Fourth quarters and each of Lear’s business segments, about two-thirds of the decline is in the Fourth Quarter and a disproportionate amount is in the Interior segment.

          Lear will discuss and update its outlook for the remainder of 2006 and for 2007 when the Company releases third-quarter financial results on October 26, 2006.

          Lear Corporation is one of the world’s largest suppliers of automotive interior systems and components. Lear provides complete seat systems, electronic products and electrical distribution systems and other interior products. With annual net sales of $17.1 billion in 2005, Lear ranks #127 among the Fortune 500. The Company’s world-class products are designed, engineered and manufactured by a diverse team of 115,000 employees at 282 locations in 34 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.

Use of Non-GAAP Financial Information

          In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the Company has provided information regarding certain non-GAAP financial measures. These measures include “income before interest, other expense, income taxes, restructuring costs and other special items (core operating earnings)” and “free cash flow.” Free cash flow represents net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.

          Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes core operating earnings is a useful measure in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating earnings or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes this measure is useful to both management and investors in their analysis of the Company’s results of operations and provides improved comparability between fiscal periods. Management believes free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting in future periods.

          Core operating earnings and free cash flow should not be considered in isolation or as substitutes for net income, pretax income, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as measures of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

          Given the inherent uncertainty regarding special items and the net change in sold accounts receivable in any future period, a reconciliation of forward-looking financial measures is not feasible. The magnitude of these items, however, may be significant.

Forward-Looking Statements

          This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer productivity negotiations, the impact and timing of program launch costs, the costs and timing of facility closures, business realignment or similar actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company’s key customers and suppliers, raw material costs and availability, the Company’s ability to mitigate the significant impact of increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers, the finalization of the Company’s restructuring strategy, the outcome of various strategic alternatives being evaluated with respect to its Interior segment and other risks described from time to time in the Company’s Securities and Exchange Commission filings. In particular, the Company’s financial outlook for 2006 is based on the Company’s current vehicle production and raw material pricing forecast; the Company’s actual financial results could differ materially as a result of significant changes in these factors.

          The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

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